Exhibit 99.1

Yum! Brands Inc. Reports Third-Quarter Earnings Per Share, EPS, of $0.54 Prior to Special Items. Including a Special Items Charge of
$0.01, Reported EPS Was $0.53.

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 7, 2003--Yum! Brands Inc.
(NYSE: YUM):

    -- INCREASES FULL-YEAR 2003 EPS GUIDANCE TO AT LEAST $2.03 PRIOR TO SPECIAL ITEMS. REPORTED EPS IS EXPECTED TO BE $1.94,
        INCLUDING $0.09 OF SPECIAL-ITEMS CHARGES.

    --  REPORTS PERIOD 10 ESTIMATED INTERNATIONAL SYSTEM SALES
        INCREASED 14% IN U.S. DOLLAR TERMS OR 10% PRIOR TO U.S. DOLLAR
        CONVERSION.

    -- REPORTS PERIOD 10 ESTIMATED U.S. BLENDED SAME-STORE SALES AT COMPANY RESTAURANTS INCREASED 1% VERSUS LAST YEAR.

    Yum! Brands Inc. today reported results for the third quarter ended September 6, 2003.

    Key highlights for the quarter were

    -- 6% increase in traditional international restaurants in operation versus end of third quarter 2002.

    -- 20% increase in international franchise and license fees versus third quarter 2002.

    -- 18% increase in U.S. multibrand restaurants in operation versus end of third quarter 2002.

    -- The company paid down debt of $137 million, invested capital of $145 million and repurchased shares, spending $39 million.

    The company took a $6.8 million pretax special-items charge this quarter for interest charges related to the previously announced legal judgment against Taco Bell in Wrench v. Taco Bell Corp. The company plans to appeal the original jury verdict, and if unsuccessful on appeal, intends to seek reimbursement from appropriate parties. Future interest charges will be accrued until the appeal process is concluded.



                         Financial Highlights
      (million, except unit counts and per-diluted-share amounts)
----------------------------------------------------------------------

                                  Third  % Change    Year   % Change
                                 Quarter     Vs.    to Date     Vs.
                                  2003   Prior Year  2003   Prior Year
                                 ------- ---------- ------- ----------
Traditional System Units         30,598      2      30,598      2
Revenues                         $1,989      4      $5,727      8
----------------------------------------------------------------------
EPS before Special Items          $0.54     17       $1.41     11
----------------------------------------------------------------------
Special Items EPS                 $0.01     NM       $0.09     NM
----------------------------------------------------------------------
Reported EPS                      $0.53     14       $1.32    Even
----------------------------------------------------------------------


    Notes to the preceding comments and table:

    "System Units" excludes licensed locations and includes company-owned, franchise and joint-venture restaurants.
    "Special Items" include AmeriServe and other charges (credits), which were previously referred to as unusual items in 2002, Wrench litigation and cumulative effect of accounting change, net of tax. See attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.
    See the attachments to this press release for a description of Estimated System Sales, a key operating metric.

    David C. Novak, Chairman and CEO, said: "Continued robust new international restaurant growth, a strengthening in international same-store sales versus our expectations and another solid performance by Taco Bell contributed to 17 percent growth in EPS before special items. Additionally, Pizza Hut had one of its best quarters in same-store-sales growth since the first half of 2001.
    "While both Pizza Hut and Taco Bell had positive sales performances, continued weakness at KFC negatively impacted U.S. blended same-store-sales results. We have made a major change in the KFC brand's leadership by appointing a new president and a new chief marketing and food innovation officer. We fully expect this team to turn around KFC's business performance.
    "Given our overall performance and the strength of the largest businesses in our global portfolio, we are increasing our 2003 EPS guidance to at least $2.03 before special items. We are confident, looking ahead to 2004, of continuing to deliver our stated goal of at least 10 percent growth in EPS. Our confidence is based on the progress we are making towards executing our three key strategies: international new-restaurant growth, U.S. multibrand innovation and expansion, and differentiation of our core-brand portfolio by dramatically improving U.S. restaurant operations. This combination of strategies is unique to the restaurant industry and makes us anything but an ordinary restaurant company."

    Following is an update on Yum! Brands' international and U.S. businesses as well as key business-growth drivers, which include international expansion, multibrand innovation and expansion in the U.S., portfolio of category-leading brands, franchise-fee growth and substantial cash generation with high returns.



INTERNATIONAL BUSINESS
----------------------
----------------------------------------------------------------------
                    Third Quarter                Year to Date
            ----------------------------------------------------------
million,                      Incr/(Decr)                  Incr/(Decr)
 except unit----------------------------------------------------------
 counts and                        Excl                         Excl
 percentages  2003   2002 Reported  F/x    2003   2002 Reported  F/x
            ----------------------------------------------------------
Revenues      $652   $593   +10%   +6%   $1,810 $1,640   +10%   +6%

Restaurant                 (1.0)  (0.8)                 (1.0)  (0.8)
 Margin %     15.9   16.9    ppt    ppt    15.2   16.2    ppt    ppt
Operating
 Profit       $114    $90   +26%   +19%    $297   $249   +19%   +13%
----------------------------------------------------------------------
Operating
 Metrics
Traditional
 System
 Units      11,845 11,202   +6%     NM   11,845 11,202   +6%     NM
Est. System-
 Sales
 Growth                     +12%   +6%                   +13%   +6%
----------------------------------------------------------------------


    Notes to the preceding table:

    "Excl F/x" is prior to foreign currency conversion to U.S.
dollars.
    "Traditional System Units" excludes licensed locations and includes company-owned, franchise and joint-venture restaurants.
    See the attachments to this press release for a description of Estimated System Sales, a key operating metric.

    In the third quarter for the company's international business, continued expansion of our key international brands -- KFC and Pizza Hut -- was the primary driver of revenue and operating-profit growth. Same-store sales in company markets and the overall system were down versus last year. Markets and businesses with positive same-store sales included KFC Australia, the U.K., Pizza Hut Korea, the Middle East and KFC South Africa. Markets and businesses experiencing negative growth included China, Japan, Mexico and Taiwan KFC. Restaurant margins were down in the third quarter primarily due to sales deleverage in Mexico. The favorable impact of foreign currency conversion added $6 million to operating profit for the third quarter.


UNITED STATES BUSINESS
----------------------
----------------------------------------------------------------------
                        Third Quarter             Year to Date
                  ----------------------------------------------------
million, except
 unit counts and
 percentages        2003   2002 Incr/(Decr)   2003    2002 Incr/(Decr)
                  ----------------------------------------------------
Revenues          $1,337 $1,322    +1%      $3,917  $3,656     +7%

Restaurant                        (1.4)                      (1.8)
 Margin %           14.8   16.2    ppts       14.5    16.3    ppts
Operating Profit    $204   $205    Even       $572    $563     +2%
----------------------------------------------------------------------
Operating Metrics
Traditional System
 Units            18,753 18,861    (1)%     18,753  18,861    (1)%
Multibrand Units   2,018  1,715    +18%      2,018   1,715     18%
Est. System-Sales
 Growth                            Even                        +4%
----------------------------------------------------------------------


    Notes to the preceding table:

    "Traditional System Units" excludes licensed locations and includes company-owned, franchise and joint-venture restaurants.
    See the attachments to this press release for a description of Estimated System Sales, a key operating metric.

    In the third quarter, U.S. blended same-store sales for franchise (estimated) and company restaurants were both even with the same period last year.
    In the third quarter, U.S. restaurant margin was negatively impacted by sales deleverage at KFC, higher commodity costs (primarily cheese and beef) and higher occupancy costs.
    Traditional system units decreased slightly primarily due to A&W single-brand and Pizza Hut dine-in restaurant closures. The company expects these modest restaurant declines will continue in the near term for these two brands. A&W distribution is expected to grow as the brand is paired with KFC and Long John Silver's in a multibrand format. This expanded A&W distribution would be reflected in KFC and Long John Silver's multibrand units. Taco Bell and KFC restaurant counts were approximately even versus the prior year.


WORLDWIDE NEW-RESTAURANT DEVELOPMENT
------------------------------------
----------------------------------------------------------------------
New-Restaurant Openings                   Third Quarter  Year to Date
                                          ------------- --------------
 Worldwide                                    305            865
 International                                213            616
 United States                                 92            249
----------------------------------------------------------------------


    Note to the preceding table:

    "New-Restaurant Openings" excludes licensed locations.

    Worldwide new-restaurant openings for the third quarter were driven by growth in new international restaurants from our global brands: KFC and Pizza Hut. Primary growth drivers were four key international markets -- China, the U.K., Mexico and Korea -- with 94 new restaurant openings this quarter. Franchise and joint-venture partners opened 70% of systemwide new international restaurants year to date. Net traditional restaurant count increased 31% in China, 12% in Mexico, 9% in the U.K., and 2% in Korea versus the end of the third quarter 2002. In key franchise markets year-over-year unit growth was 10% in Asia, 5% in the Middle East, 4% in South Africa and 5% in Caribbean/Latin America.
    This discussion excludes changes in licensed-unit locations, which are expected to have no material impact on the company's overall profit performance in 2003. Licensed locations are typically nontraditional sites, such as airports, that normally have substantially lower average unit volumes than traditional restaurant locations.


MULTIBRAND EXPANSION
--------------------
----------------------------------------------------------------------
                                                   Third Quarter
Multibrand Restaurants in Operation           2003   2002  Incr/(Decr)
                                             ------ ------ -----------
U.S. Systemwide                              2,018  1,715       +18%
   % U.S. System Units                         11%     9%    +2 ppts
----------------------------------------------------------------------


    Note to the preceding table:

    "System Units" excludes licensed locations.

    In the third quarter, 108 multibrand restaurants were added in the U.S., bringing the total to 234 U.S. multibrand additions year to date. In the U.S., third-quarter company and franchise additions were 65 and 43 respectively. Approximately 50% of the U.S. multibrand additions are expected to be conversions of existing single-brand restaurants, and 50% are expected to be new-restaurant openings for full year 2003.


FRANCHISE GROWTH AND FEES
-------------------------
----------------------------------------------------------------------
                                            Third Quarter Year to Date
                                            ------------- ------------
Franchise Restaurant Net Growth Vs. Q3 2002      +1%          +1%
Total Franchise Fees ($ million)                $224         $642
   Growth Vs. 2002                               +6%          +8%
----------------------------------------------------------------------


    Notes to the preceding table:

    "Franchise Restaurant" includes joint ventures; excludes licensed restaurants.
    "Franchise Fees" includes fees from joint ventures and licensed restaurants. Fees are for ongoing royalties and initial fees.

    For the third quarter, favorable foreign currency conversion added 2 percentage points of franchise-fee growth. Excluding foreign currency conversion, franchise fees increased 4%, primarily driven by net new-restaurant development and increased international royalty rates.


CASH-FLOW GENERATION
--------------------
----------------------------------------------------------------------
$ million cash inflow/(cash outflow)        Third Quarter Year to Date
                                            ------------- ------------
Net Cash Provided by Operating Activities        405          769
Proceeds from Refranchising Restaurants            -           11
Employee Stock-Option Proceeds                    36           70
Sales of Property, Plant and Equipment             9           29
                                            ------------- ------------
Total Cash Generated                             450          879
----------------------------------------------------------------------
Capital Spending and Franchise Acquisitions     (145)        (388)
Debt -- Net Proceeds/(Payments)                 (137)        (218)
Repurchase Shares of Common Stock                (39)        (121)
----------------------------------------------------------------------


    Notes to the preceding table:

    -- See the attachments to this press release for reconciliations of non-GAAP measurements to GAAP results.

    -- Number of shares repurchased: 1,330,000 in the third quarter and 4,657,700 year to date.

    -- See the attachments to this press release for the Condensed Consolidated Statement of Cash Flows.

    For third quarter and year to date, the company more than funded capital spending with net cash provided by operating activities. Additional cash was generated from employee stock-option proceeds and sales of property, plant and equipment. As a result, the company was able to reduce debt and repurchase stock as indicated in the preceding table.
    Subsequent to the end of the quarter, the company contributed $130 million in cash to the closed pension plan.

    FOURTH-QUARTER 2003 OUTLOOK

    The company is comfortable with the current consensus estimate of $0.62 in reported EPS in the fourth quarter. At this time, the company expects no net special-items EPS impact in the quarter. This is an increase of $0.07, or 11%, compared to last year's performance, prior to a gain of $0.01 from special items in 2002.
    Projected factors contributing to the company's EPS expectations are

    -- International system-sales growth of +8% to +9% prior to foreign currency conversion, or +12% to +13% after conversion to U.S. dollars. Year-over-year net growth in international traditional restaurants of +5% to +6% will be the primary driver with slightly positive same-store-sales growth expected systemwide.

    -- Based on current foreign currency rates, the company expects a benefit of $5 to $6 million from foreign currency conversion on operating profit for the fourth quarter. The Chinese renminbi, British pound sterling, Australian dollar, Korean won, Japanese yen, Canadian dollar, and Mexican peso are important currencies in the company's international business.

    -- U.S. blended same-store-sales growth for company restaurants of approximately 1%.

    -- Worldwide company restaurant margin is expected to be down approximately 1.5 percentage points from fourth quarter last year. International margin is expected to decline by approximately 1 percentage point.

    -- General and administrative expenses flat versus last year in U.S. dollar terms.

    --  Interest expense down approximately $9 million from last year.

    --  Refranchising gains slightly higher than last year.

    -- A targeted tax rate before special items of 29% to 31% versus 30% last year.

    ANNUAL OUTLOOK

    The company expects earnings per share to grow at least 10% each year with the continued execution of its three key strategies: (1) international new-restaurant growth; (2) multibrand restaurant innovation and expansion in the U.S.; and (3) dramatically improving restaurant operations and differentiating our core-brand portfolio.
    For 2003, the company expects worldwide revenue growth of 7% to 8%, which includes 2 percentage points from the favorable impact of the Long John Silver's and A&W acquisition, at least 2% worldwide traditional system restaurant growth and U.S. company blended same-store sales even with last year.


----------------------------------------------------------------------
                                           Forecast Actual
                                             2003    2002  Incr/(Decr)
                                           -------- ------ -----------
EPS Before Special Items                     $2.03  $1.82     +11%
Special Items EPS                           $(0.09) $0.06      NM
                                           -------- ------
Reported EPS                                 $1.94  $1.88      +3%
----------------------------------------------------------------------


    PERIOD 10 SALES

    Period 10 estimated international system sales increased 10% prior to foreign currency conversion or 14% after conversion to U.S.
dollars. Estimated U.S. blended same-store sales at company restaurants increased 1% versus last year for the comparable four-week period ended October 4, 2003 (Period 10).



INTERNATIONAL SYSTEM Sales Growth (Estimated)
---------------------------------------------
----------------------------------------------------------------------
                                                       Prior-Year
           Reported (U.S.$)  Local Currency Basis Local Currency Basis
           ----------------- -------------------- --------------------
Period 10        +14%                +10%                 +9%
----------------------------------------------------------------------

U.S. Company Same-Store Sales Growth (Estimated)
------------------------------------------------
----------------------------------------------------------------------
                                                Period 10   Period 10
                                               Current Year Prior Year
                                               ------------ ----------
U.S. BLENDED                                       +1%        (1)%
Taco Bell                                          +3%         +3%
Pizza Hut                                          +1%         +3%
KFC                                               (1)%       (10)%
----------------------------------------------------------------------


    NOTES

    Sales results for Period 11 (the four-week period ending November 1, 2003), are scheduled to be released November 6, 2003, before market hours.
    U.S. same-store sales include only company restaurants that have been open one year or more. U.S. blended same-store sales include KFC, Pizza Hut, and Taco Bell company-owned restaurants only. U.S. same-store sales for Long John Silver's and A&W restaurants are not included. U.S. franchise and systemwide same-store sales results are reported quarterly within the company's earnings release and include only KFC, Pizza Hut and Taco Bell Restaurants.
    International system sales include the total of sales from approximately 12,000 company, franchise, license, and joint-venture restaurants in over 100 countries and territories outside the United States. The international business period close is one period prior to the company's period-end date to facilitate consolidated reporting. Please refer to the reporting calendar posted on Yum! Brands' web site at the following URL:
http://investors.yum.com/ireye/ir_site.zhtml?ticker=YUM&script=1000.

    CONFERENCE CALL

    Yum! Brands Inc. will hold a conference call to review the company's financial performance and strategies at 9:15 a.m. EDT Wednesday, October 8, 2003.
    For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.
    The call will be available for playback beginning Wednesday, October 8, at 12:15 p.m. EDT through Friday, October 24, at midnight EDT. To access the playback, dial 800/642-1687 in the U.S.A. and 706/645-9291 internationally. The playback pass code is 2511659.
    The call and the playback can be accessed via the Internet by visiting Yum! Brands' web site: www.yum.com and selecting "3rd Quarter Earnings Webcast." (Windows Media Player is required, which can be downloaded at no charge from the following URL: http://www.microsoft.com/windows/windowsmedia/players.asp. The process could take several minutes.)

    2003 ANNUAL CONFERENCE FOR INVESTORS & ANALYSTS

    Please note, Wednesday, December 10, Yum! Brands will host the company's Annual Conference for Investors and Analysts from approximately 8:00 a.m. to 1:00 p.m. Eastern Time, at The St. Regis Hotel in New York. Everyone is invited, but on-line registration is required before 5:00 p.m. Eastern Time Friday, December 5. To register, please log on to the following URL: www.regweb.com/Yum/03IRConference.
    If you have questions, call Yum! Brands Investor Relations at 888/298-6986.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking" statements reflect management's current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Factors that can cause actual results to differ materially include changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences, spending patterns and demographic trends; the effectiveness of our operating initiatives and advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our refranchising strategy; the ongoing business viability of our franchise and license operators; our ability to secure alternative distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; the impact that Severe Acute Respiratory Syndrome (SARS) may have on our business and the economy of the countries in which we operate; our actuarially determined casualty loss estimates; changes in legislation and governmental regulations; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands' financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.
    Yum! Brands, Inc., based in Louisville, Kentucky, is the world's largest restaurant company in terms of system units with approximately 33,000 restaurants in more than 100 countries and territories. Four of the company's restaurant brands --KFC, Pizza Hut, Taco Bell and Long John Silver's-- are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver's brands. The company and its franchisees today operate over 2,000 multibrand restaurants. Outside the United States in 2002, the Yum! Brands' system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. In 2002, the company changed its name to Yum! Brands, Inc., from Tricon Global Restaurants, Inc., to reflect its expanding portfolio of brands and its ticker symbol on the New York Stock Exchange.

    Analysts are invited to contact
    Tim Jerzyk, Vice President Investor Relations, at 888/298-6986

    Individual shareholders are invited to contact
    Lynn Schweinfurth, Director Investor Relations, at 888/298-6986

    Members of the media are invited to contact
    Amy Sherwood, Vice President Public Relations, at 502/874-8200



                           Yum! Brands, Inc.
              Condensed Consolidated Statements of Income
            (amounts in millions, except per share amounts)

                       Quarter     % Change   Year to date   % Change
                   ---------------           ---------------
                   9/6/03  9/7/02    B/(W)   9/6/03  9/7/02    B/(W)
                   ------- ------- --------- ------- ------- ---------
Revenues
Company sales      $1,765  $1,705         4  $5,085  $4,702         8
Franchise and
 license fees         224     210         6     642     594         8
                   ------- -------           ------- -------
Revenues            1,989   1,915         4   5,727   5,296         8
                   ------- -------           ------- -------

Costs and expenses,
 net
Company restaurants
 Food and paper       544     517        (5)  1,568   1,438        (9)
 Payroll and
  employee benefits   473     457        (4)  1,396   1,274       (10)
 Occupancy and
  other operating
  expenses            481     450        (7)  1,373   1,224       (12)
                   ------- -------           ------- -------
                    1,498   1,424        (5)  4,337   3,936       (10)
General and
 administrative
 expenses             212     219         3     623     616        (1)
Franchise and
 license expenses       7      12        46      20      31        37
Other (income)
 expense               (7)      9        NM     (13)     21        NM
Refranchising net
 loss (gain)            6      (3)       NM      13      (9)       NM
Wrench litigation       7       -        NM      42       -        NM
AmeriServe and
 other charges
   (credits)           (3)     (4)       NM      (1)    (24)       NM
                   ------- -------           ------- -------
Total costs and
 expenses, net      1,720   1,657        (4)  5,021   4,571       (10)
                   ------- -------           ------- -------
Operating profit      269     258         4     706     725        (3)
Interest expense,
 net                   39      45        14     123     112        (9)
                   ------- -------           ------- -------
Income before
 income taxes and
 cumulative
 effect of
 accounting
 change               230     213         8     583     613        (5)
Income tax
 provision             66      66         -     179     202        11
                   ------- -------           ------- -------
Income before
 cumulative effect
 of accounting
 change               164     147        12     404     411        (2)
Cumulative effect
 of accounting
 change, net of
 tax                    -       -         -      (1)      -        NM
                   ------- -------           ------- -------
Net income           $164    $147        12    $403    $411        (2)
                   ======= =======           ======= =======
Basic EPS Data
-------------------
 EPS                $0.56   $0.49        13   $1.37   $1.39        (1)
                   ======= =======           ======= =======
 Average shares
  outstanding         294     297         1     293     296         1
                   ======= =======           ======= =======
Diluted EPS Data
-------------------
 EPS                $0.53   $0.47        14   $1.32   $1.32         -
                   ======= =======           ======= =======
 Average shares
  outstanding         307     312         2     305     312         2
                   ======= =======           ======= =======

See accompanying notes.

Wrench litigation, AmeriServe and other charges (credits) and Cumulative effect of accounting change, net of tax have been summed and referred to as "Special Items" throughout this press release. See accompanying reconciliation of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                      WORLDWIDE Operating Results
                         (amounts in millions)
                 Quarter      % Change    Year to date    % Change
             ---------------              -------------
             9/6/03  9/7/02     B/(W)     9/6/03  9/7/02     B/(W)
             ------- ------- ------------ ------- ------- ------------

Company
 sales       $1,765  $1,705       4       $5,085  $4,702       8
Franchise and
 license fees   224     210       6          642     594       8
             ------- -------              ------- -------
   Revenues   1,989   1,915       4        5,727   5,296       8
             ------- -------              ------- -------

Company
 restaurants
  Food and
   paper        544     517      (5)       1,568   1,438      (9)
  Payroll and
   employee
   benefits     473     457      (4)       1,396   1,274      (10)
 Occupancy
  and other
  operating
  expenses      481     450      (7)       1,373   1,224      (12)
             ------- -------              ------- -------
              1,498   1,424      (5)       4,337   3,936      (10)
General and
 administrative
expenses        212     219       3          623     616      (1)
Franchise and
 license
 expenses         7      12      46           20      31      37
Other
 (income)
 expense         (7)      9      NM          (13)     21      NM
Refranchising
 net loss
 (gain)           6      (3)     NM           13      (9)     NM
             ------- -------              ------- -------
              1,716   1,661      (3)       4,980   4,595      (8)
             ------- -------              ------- -------
Operating
 profit before
 special items  273     254       8          747     701       7
Interest
 expense, net    39      45      14          123     112      (9)
Income tax
 provision       67      65      (5)         194     194      (1)
             ------- -------              ------- -------
Earnings
 before special
 items         $167    $144      16         $430    $395       9
             ======= =======              ======= =======

Tax rate
 before special
 items and
 cumulative
 effect of
 accounting
 change        29.0%   31.0%   2.0 ppts.    31.1%   32.8%  1.7 ppts.
             ======= =======              ======= =======

Company
 sales        100.0%  100.0%               100.0%  100.0%
Food and
 paper         30.8    30.3  (0.5) ppts.    30.8    30.6  (0.2) ppts.
Payroll and
 employee
 benefits      26.8    26.8       -         27.5    27.1  (0.4) ppts.
Occupancy and
 other
 operating
 expenses      27.3    26.5  (0.8) ppts.    27.0    26.0  (1.0) ppts.
             ------- -------              ------- -------
Restaurant
 margin        15.1%   16.4% (1.3) ppts.    14.7%   16.3% (1.6) ppts.
             ======= =======              ======= =======

   Reconciliation of Segment Operating Profit to Reported Operating
                                Profit
----------------------------------------------------------------------
U.S. operating
 profit        $204    $205       -      $572     $563        2
International
 operating
 profit         114      90      26       297      249       19
Unallocated
 and corporate
 expense        (38)    (43)     11      (107)    (119)      10
Unallocated
 other income
 (expense)       (1)     (1)     NM        (2)      (1)      NM
Refranchising
 net gain
 (loss)          (6)      3      NM       (13)       9       NM
             ------- -------           -------  -------
Operating
 profit before
 special items  273     254       8       747      701        7
Wrench
 litigation      (7)      -      NM       (42)       -       NM
AmeriServe
 and other
 (charges)
 credits          3       4      NM         1       24       NM
             ------- -------           -------  -------
Reported
 operating
 profit        $269    $258       4      $706     $725       (3)
             ======= =======           =======  =======

See accompanying notes and reconciliations of non-GAAP measurements to GAAP results.


                           Yum! Brands, Inc.
                    UNITED STATES Operating Results
                         (amounts in millions)

                 Quarter        % Change   Year to date      % Change
             ---------------              ---------------
             9/6/03  9/7/02     B/(W)     9/6/03  9/7/02     B/(W)
             ------- ------- ------------ ------- ------- ------------
Company
 sales       $1,199  $1,183            1  $3,518  $3,262            8
Franchise and
 license fees   138     139           (1)    399     394            1
             ------- -------              ------- -------
 Revenues     1,337   1,322            1   3,917   3,656            7
             ------- -------              ------- -------

Company restaurants
 Food and paper 344     330           (4)  1,010     916          (10)
 Payroll and
  employee
  benefits      366     361           (2)  1,093   1,005           (9)
 Occupancy and
  other operating
  expenses      311     299           (4)    905     808          (12)
             ------- -------              ------- -------
              1,021     990           (3)  3,008   2,729          (10)
General and
 administrative
 expenses       108     112            4     325     318           (2)
Franchise and
 license
 expenses         4       9           63      10      24           59
Other (income)
 expense          -       6           NM       2      22           NM
             ------- -------              ------- -------
              1,133   1,117           (1)  3,345   3,093           (8)
             ------- -------              ------- -------
Operating
 profit        $204    $205            -    $572    $563            2
             ======= =======              ======= =======

Company sales 100.0%  100.0%               100.0%  100.0%
Food and paper 28.7    28.0  (0.7) ppts.    28.7    28.1  (0.6) ppts.
Payroll and
 employee
 benefits      30.6    30.5  (0.1) ppts.    31.1    30.8  (0.3) ppts.
Occupancy and
 other operating
 expenses      25.9    25.3  (0.6) ppts.    25.7    24.8  (0.9) ppts.
             ------- -------              ------- -------
Restaurant
 margin        14.8%   16.2% (1.4) ppts.    14.5%   16.3% (1.8) ppts.
             ======= =======              ======= =======

See accompanying notes.

                           Yum! Brands, Inc.
                    INTERNATIONAL Operating Results
                         (amounts in millions)

                 Quarter        % Change   Year to date      % Change
             ---------------              ---------------
             9/6/03  9/7/02     B/(W)     9/6/03  9/7/02     B/(W)
             ------- ------- ------------ ------- ------- ------------

Company sales  $566    $522            8  $1,567  $1,440            9
Franchise and
 license fees    86      71           20     243     200           21
             ------- -------              ------- -------
 Revenues       652     593           10   1,810   1,640           10
             ------- -------              ------- -------

Company
 restaurants
 Food and paper 200     187           (7)    558     522           (7)
 Payroll and
  employee
  benefits      107      96          (11)    303     269          (13)
 Occupancy and
  other operating
  expenses      170     151          (12)    468     416          (12)
             ------- -------              ------- -------
                477     434          (10)  1,329   1,207          (10)
General and
 administrative
 expenses        67      64           (4)    192     179           (7)
Franchise and
 license
 expenses         2       3            7       9       7          (41)
Other (income)
 expense         (8)      2           NM     (17)     (2)          NM
             ------- -------              ------- -------
                538     503           (7)  1,513   1,391           (9)
             ------- -------              ------- -------
Operating
 profit        $114     $90           26    $297    $249           19
             ======= =======              ======= =======

Company sales 100.0%  100.0%               100.0%  100.0%
Food and paper 35.2    35.6    0.4 ppts.    35.6    36.2    0.6 ppts.
Payroll and
 employee
 benefits      18.9    18.4  (0.5) ppts.    19.3    18.7  (0.6) ppts.
Occupancy and
 other operating
 expenses      30.0    29.1  (0.9) ppts.    29.9    28.9  (1.0) ppts.
             ------- -------              ------- -------
Restaurant
 margin        15.9%   16.9% (1.0) ppts.    15.2%   16.2% (1.0) ppts.
             ======= =======              ======= =======

See accompanying notes.

                           YUM! Brands, Inc.
                 Condensed Consolidated Balance Sheets
                         (amounts in millions)

                                                     9/6/03  12/28/02
                                                   --------- ---------
ASSETS
Current Assets
Cash and cash equivalents                              $298      $130
Short-term investments, at cost                          26        27
Accounts and notes receivable, less allowance: $32
 in 2003 and $42 in 2002                                186       168
Inventories                                              67        63
Assets classified as held for sale                       95       111
Prepaid expenses and other current assets               107       110
Deferred income taxes                                   121       121
                                                   --------- ---------
       Total Current Assets                             900       730

Property, plant and equipment, net                    3,128     3,037
Goodwill                                                493       485
Intangible assets                                       361       364
Investments in unconsolidated affiliates                229       229
Other assets                                            544       555
                                                   --------- ---------
       Total Assets                                  $5,655    $5,400
                                                   ========= =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable and other current liabilities       $1,199    $1,166
Income taxes payable                                    268       208
Short-term borrowings                                    97       146
                                                   --------- ---------
       Total Current Liabilities                      1,564     1,520

Long-term debt                                        2,046     2,299
Other liabilities and deferred credits                1,042       987
                                                   --------- ---------
       Total Liabilities                              4,652     4,806
                                                   --------- ---------

Shareholders' Equity
Preferred stock, no par value, 250 shares
 authorized; no shares issued                             -         -
Common stock, no par value, 750 shares authorized;
 294 shares issued in 2003 and 2002                   1,024     1,046
Retained earnings (accumulated deficit)                 200      (203)
Accumulated other comprehensive income (loss)          (221)     (249)
                                                   --------- ---------
       Total Shareholders' Equity                     1,003       594
                                                   --------- ---------
                    Total Liabilities and
                     Shareholders' Equity            $5,655    $5,400
                                                   ========= =========

See accompanying notes.

                           YUM! Brands, Inc.
            Condensed Consolidated Statements of Cash Flows
                         (amounts in millions)

                                                        Year to date
                                                       ---------------
                                                       9/6/03  9/7/02
                                                       ------- -------
Cash Flows - Operating Activities
Net income                                               $403    $411
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Cumulative effect of accounting change, net of tax        1       -
  Depreciation and amortization                           273     244
  Refranchising net loss (gain)                            13      (9)
  Wrench litigation                                        42       -
  AmeriServe and other charges (credits)                   (3)     (1)
  Other liabilities and deferred credits                  (24)     13
  Deferred income taxes                                     2       3
  Other non-cash charges and credits, net                  41      56
Changes in operating working capital, excluding effects
 of acquisitions and
   dispositions:
  Accounts and notes receivable                             3      34
  Inventories                                              (4)     12
  Prepaid expenses and other current assets               (17)      5
  Accounts payable and other current liabilities          (19)    (26)
  Income taxes payable                                     58      93
                                                       ------- -------
  Net change in operating working capital                  21     118
                                                       ------- -------
Net Cash Provided by Operating Activities                 769     835
                                                       ------- -------
Cash Flows - Investing Activities
Capital spending                                         (358)   (461)
Proceeds from refranchising of restaurants                 11      67
Acquisition of Yorkshire Global Restaurants, Inc.           -    (275)
Acquisition of restaurants from franchisees               (30)    (13)
Short-term investments                                      3      (3)
Sales of property, plant and equipment                     29      33
Other, net                                                  9       2
                                                       ------- -------
Net Cash Used In Investing Activities                    (336)   (650)
                                                       ------- -------
Cash Flows - Financing Activities
Proceeds from Senior Unsecured Notes                        -     398
Revolving Credit Facility activity
 Three months or less, net                               (153)     79
Repayments of long-term debt                              (15)   (498)
Short-term borrowings-three months or less, net           (50)    (25)
Repurchase shares of common stock                        (121)   (161)
Employee stock option proceeds                             70     110
Other, net                                                  -     (15)
                                                       ------- -------
Net Cash (Used In) Provided by Financing Activities      (269)   (112)
                                                       ------- -------
Effect of Exchange Rates on Cash and Cash Equivalents       4       3
                                                       ------- -------
Net Increase in Cash and Cash Equivalents                 168      76
Cash and Cash Equivalents - Beginning of Period           130     110
                                                       ------- -------
Cash and Cash Equivalents - End of Period                $298    $186
                                                       ======= =======

See accompanying notes.

        Reconciliation of Non-GAAP Measurements to GAAP Results
            (amounts in millions, except per share amounts)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before special items. Special items include the GAAP income statement captions of Wrench litigation, AmeriServe and other charges (credits) and the Cumulative effect of accounting change, net of tax. These amounts are described in (d), (e) and (f) in the accompanying notes.

The Company uses earnings before special items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before special items provides additional information to investors to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations.

                                           Quarter      Year to date
                                       --------------- ---------------
                                       9/6/03  9/7/02  9/6/03  9/7/02
                                       ------- ------- ------- -------
Detail of Special Items
--------------------------------------
Wrench litigation                         $(7)     $-    $(42)     $-
AmeriServe and other (charges) credits      3       4       1      24
Cumulative effect of accounting change      -       -      (2)      -
                                       ------- ------- ------- -------
Total special items                        (4)      4     (43)     24

Tax on special items                        1      (1)     16      (8)
                                       ------- ------- ------- -------

Special items, net of tax                 $(3)     $3    $(27)    $16
                                       ======= ======= ======= =======

Average shares outstanding                307     312     305     312
                                       ======= ======= ======= =======

Special items diluted EPS               $(0.01)  $0.01  $(0.09)  $0.05
                                       ======= ======= ======= =======

Reconciliation of Earnings Before
 Special Items to Net Income
---------------------------------
Earnings before special items            $167    $144    $430    $395
Special items, net of tax                  (3)      3     (27)     16
                                       ------- ------- ------- -------
Net income                               $164    $147    $403    $411
                                       ======= ======= ======= =======

Reconciliation of EPS Before Special
 Items to Reported EPS
------------------------------------
Diluted EPS before special items        $0.54   $0.46   $1.41   $1.27
Special items diluted EPS               (0.01)   0.01   (0.09)   0.05
                                       ------- ------- ------- -------
Reported diluted EPS                    $0.53   $0.47   $1.32   $1.32
                                       ======= ======= ======= =======

        Reconciliation of Non-GAAP Measurements to GAAP Results
                         (amounts in millions)

The Company has also provided a non-GAAP measurement - total cash generated - which is intended to measure cash flow inclusive of certain items not contained in the GAAP measurement of net cash provided by operating activities. This non-GAAP measurement is not intended to replace presentations of cash flows in accordance with GAAP. Rather, we use total cash generated to measure Company cash flow internally, and the presentation of total cash generated provides additional information to investors as to cash available to the Company to fund capital spending, repurchases of shares of common stock and debt repayments.

Reconciliation of Net Cash Provided by Operating
 Activities to Total Cash Generated
------------------------------------------------
                                                 Quarter  Year to date
                                                --------- ------------
Net cash provided by operating activities           $405         $769
Proceeds from refranchising of restaurants             -           11
Sales of property, plant and equipment                 9           29
Employee stock option proceeds                        36           70
                                                --------- ------------
Total cash generated                                $450         $879
                                                ========= ============

            Notes to the Condensed Consolidated Statements of Income and Cash Flows and Condensed Consolidated Balance Sheets
            (amounts in millions, except per share amounts)

(a)  Percentages may not recompute due to rounding.

(b)  Other (income) expense includes the following:

                                           Quarter      Year to date
                                       --------------- ---------------
                                       9/6/03  9/7/02  9/6/03  9/7/02
                                       ------- ------- ------- -------

Store closure costs                        $-      $4     $(2)    $17
Store impairment charges                    3      12      13      24
Equity income from investments in
 unconsolidated affiliates                 (9)     (6)    (22)    (19)
Foreign exchange net loss (gain)           (1)     (1)     (2)     (1)
                                       ------- ------- ------- -------
Other (income) expense                    $(7)     $9    $(13)    $21
                                       ======= ======= ======= =======

(c) Refranchising net loss (gain) includes write-downs of approximately $5 million ($3 million after tax) and $15 million ($9 million after tax) for the quarter and year to date ended
    September 6, 2003, respectively, to reflect estimates of the fair value of an international market which is held for sale.

(d) The amounts recorded as Wrench litigation for the year to date ended September 6, 2003 reflect the legal judgment against Taco Bell Corp. on June 4, 2003 in Wrench v. Taco Bell Corp. and related interest. The amount recorded as Wrench litigation for the quarter ended September 6, 2003 reflects the interest accrued for the passage of time during the quarter and an adjustment to previously recorded interest necessary as a result of an amended judgment on September 9, 2003.

(e) The amount recorded as AmeriServe and other charges (credits) for the quarter ended September 6, 2003 primarily resulted from the reversal of reserves associated with the settlement of certain wage and hour litigation. The amount recorded as AmeriServe and other charges (credits) for the year to date ended September 6, 2003 primarily resulted from recoveries related to the AmeriServe bankruptcy reorganization process and the reversal of reserves associated with the settlement of certain wage and hour litigation, partially offset by costs to defend certain wage and hour litigation and integration costs related to our acquisition of Yorkshire Global Restaurants, Inc. ("YGR"). Amounts recorded as AmeriServe and other charges (credits) for the quarter and year to date ended September 7, 2002, which were referred to as unusual items in 2002, primarily resulted from recoveries related to the AmeriServe bankruptcy reorganization process partially offset by costs to defend certain wage and hour litigation and integration costs related to the acquisition of YGR.

(f) Effective December 29, 2002, the Company adopted Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). SFAS 143 addresses the financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. As a result of obligations under certain leases that are within the scope of SFAS 143, the Company has recorded a cumulative effect adjustment of $2 million ($1 million after tax). The adoption of SFAS 143 did not materially affect the results of our operations for the quarter or year to date ended September 6, 2003, nor do we anticipate that it will materially affect the results of operations in future periods.

(g) System sales include the results of all restaurants regardless of ownership, including company-owned, franchise, joint-venture and license restaurants. Sales of franchise, joint-venture and license restaurants generate franchise and license fees for us (typically at a rate of 4% - 6% of sales). Franchise, joint-venture and license restaurant sales are not included in the Company sales we present on the Condensed Consolidated Statements of Income; however, the fees are included in the Company's revenues. We believe that system sales are useful to investors as a significant indicator of our Company's market share relative to competitors and the overall strength of our brands in the market place. System sales were as follows:

                                       %                         %
                                     Change                    Change
                        Quarter       B/(W)    Year to date     B/(W)
                   ----------------- ------- ----------------- -------
                    9/6/03   9/7/02           9/6/03   9/7/02
                   -------- --------         -------- --------
United States
   Company sales    $1,199   $1,183       1   $3,518   $3,262       8
   Estimated
    franchisee,
    licensee and
   joint venture
    sales            2,697    2,717      (1)   7,804    7,655       2
                   -------- --------         -------- --------
System sales         3,896    3,900       -   11,322   10,917       4
                   ======== ========         ======== ========

International
   Company sales      $566     $522       8   $1,567   $1,440       9
   Estimated
    franchisee,
    licensee and
   joint venture
    sales            1,702    1,508      13    4,878    4,274      14
                   -------- --------         -------- --------
System sales         2,268    2,030      12    6,445    5,714      13
                   ======== ========         ======== ========

Worldwide system
 sales              $6,164   $5,930       4  $17,767  $16,631       7
                   ======== ========         ======== ========

                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended September 6, 2003

                    Unconsolidated           Total
                        Affili-   Franchi- Excluding            Total
               Company  ates(a)     sees   Licensees Licensees  Units
               ------- ---------- -------- --------- --------- -------
Total U.S.
Beginning of
 Year           5,193          4   13,663    18,860     2,266  21,126
 New Builds        80          2      167       249       156     405
 Acquisitions     106          -     (108)       (2)        2       -
 Refranchising
  & Licensing     (26)         -       26         -         -       -
 Closures &
  Divestitures   (107)         -     (248)     (355)     (243)   (598)
   Other            -          -        1         1         -       1
               ------- ---------- -------- --------- --------- -------
End of Quarter  5,246          6   13,501    18,753     2,181  20,934
               ======= ========== ======== ========= ========= =======
% of Total         25%         -       65%       90%       10%    100%

Total
 International
Beginning of
 Year           2,333      2,144    7,061    11,538       260  11,798
 New Builds       183         88      345       616        10     626
 Acquisitions       7         (4)      (3)        -         -       -
 Refranchising
  & Licensing     (50)         -       50         -         -       -
 Closures &
  Divestitures    (52)       (40)    (211)     (303)      (10)   (313)
   Other            -          -       (6)       (6)        -      (6)
               ------- ---------- -------- --------- --------- -------
End of Quarter  2,421      2,188    7,236    11,845       260  12,105
               ======= ========== ======== ========= ========= =======
% of Total         20%        18%      60%       98%        2%    100%

Total System
Beginning of
 Year           7,526      2,148   20,724    30,398     2,526  32,924
 New Builds       263         90      512       865       166   1,031
 Acquisitions     113         (4)    (111)       (2)        2       -
 Refranchising
  & Licensing     (76)         -       76         -         -       -
 Closures &
  Divestitures   (159)       (40)    (459)     (658)     (253)   (911)
   Other            -          -       (5)       (5)        -      (5)
               ------- ---------- -------- --------- --------- -------
End of Quarter  7,667      2,194   20,737    30,598     2,441  33,039
               ======= ========== ======== ========= ========= =======
% of Total         23%         7%      63%       93%        7%    100%

(a)  Total U.S. and Total System include 6 Yan Can units.
                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended September 6, 2003


                            United States
----------------------------------------------------------------------

                                              Total
                                            Excluding           Total
                        Company Franchisees Licensees Licensees  Units
                        ------- ----------- --------- --------- ------
Pizza Hut U.S.
Beginning of Year        1,760       4,743     6,503     1,096  7,599
 New Builds                 25          67        92       116    208
 Acquisitions               88         (88)        -         -      -
 Refranchising &
  Licensing                  -           -         -         -      -
 Closures &
  Divestitures             (35)       (112)     (147)      (99)  (246)
   Other                     -           -         -         -      -
                        ------- ----------- --------- --------- ------
End of Quarter           1,838       4,610     6,448     1,113  7,561
                        ======= =========== ========= ========= ======
% of Total                  24%         61%       85%       15%   100%

Taco Bell U.S.
Beginning of Year        1,284       3,759     5,043     1,122  6,165
 New Builds                  9          17        26        20     46
 Acquisitions                -          (2)       (2)        2      -
 Refranchising &
  Licensing                  -           -         -         -      -
 Closures &
  Divestitures              (6)        (34)      (40)     (142)  (182)
   Other                     -           -         -         -      -
                        ------- ----------- --------- --------- ------
End of Quarter           1,287       3,740     5,027     1,002  6,029
                        ======= =========== ========= ========= ======
% of Total                  21%         62%       83%       17%   100%

KFC U.S.
Beginning of Year        1,284       4,140     5,424        48  5,472
 New Builds                 44          55        99        20    119
 Acquisitions               18         (18)        -         -      -
 Refranchising &
  Licensing                (13)         13         -         -      -
 Closures &
  Divestitures             (34)        (42)      (76)       (2)   (78)
   Other                     -           -         -         -      -
                        ------- ----------- --------- --------- ------
End of Quarter           1,299       4,148     5,447        66  5,513
                        ======= =========== ========= ========= ======
% of Total                  24%         75%       99%        1%   100%

Long John Silver's U.S.
Beginning of Year          741         480     1,221         -  1,221
 New Builds                  2          15        17         -     17
 Acquisitions                -           -         -         -      -
 Refranchising &
  Licensing                (13)         13         -         -      -
 Closures &
  Divestitures              (8)        (11)      (19)        -    (19)
   Other                     4           1         5         -      5
                        ------- ----------- --------- --------- ------
End of Quarter             726         498     1,224         -  1,224
                        ======= =========== ========= ========= ======
% of Total                  59%         41%      100%        -    100%

A&W U.S.
Beginning of Year          124         541       665         -    665
 New Builds                  -          13        13         -     13
 Acquisitions                -           -         -         -      -
 Refranchising &
  Licensing                  -           -         -         -      -
 Closures &
  Divestitures             (24)        (49)      (73)        -    (73)
   Other                    (4)          -        (4)        -     (4)
                        ------- ----------- --------- --------- ------
End of Quarter              96         505       601         -    601
                        ======= =========== ========= ========= ======
% of Total                  16%         84%      100%        -    100%


                           YUM! Brands, Inc.
                   Restaurant Units Activity Summary
             For the Year to Date Ended September 6, 2003

                            International
----------------------------------------------------------------------

                        Unconsoli-           Total
                          dated    Franchi- Excluding           Total
               Company  Affiliates   sees   Licensees Licensees Units
               ------- ----------- -------- --------- --------- ------
Pizza Hut
 International
Beginning of
 Year             779         941    2,557     4,277       154  4,431
 New Builds        44          33      137       214         4    218
 Acquisitions       7          (3)      (4)        -         -      -
 Refranchising
  & Licensing     (41)          -       41         -         -      -
 Closures &
  Divestitures    (31)        (13)     (96)     (140)       (5)  (145)
   Other            -           -       (3)       (3)        1     (2)
               ------- ----------- -------- --------- --------- ------
End of Quarter    758         958    2,632     4,348       154  4,502
               ======= =========== ======== ========= ========= ======
% of Total         17%         21%      59%       97%        3%   100%

Taco Bell
 International
Beginning of
 Year              38          28      138       204        63    267
 New Builds         1           -        4         5         2      7
 Acquisitions       -           -        -         -         -      -
 Refranchising
  & Licensing       -           -        -         -         -      -
 Closures &
  Divestitures     (1)         (3)       -        (4)       (3)    (7)
   Other            -           -        4         4        (1)     3
               ------- ----------- -------- --------- --------- ------
End of Quarter     38          25      146       209        61    270
               ======= =========== ======== ========= ========= ======
% of Total         14%          9%      54%       77%       23%   100%

KFC
 International
Beginning of
 Year           1,516       1,175    4,156     6,847        43  6,890
 New Builds       138          55      182       375         2    377
 Acquisitions       -          (1)       1         -         -      -
 Refranchising
  & Licensing      (9)          -        9         -         -      -
 Closures &
  Divestitures    (20)        (24)     (83)     (127)       (2)  (129)
   Other            -           -       (7)       (7)        -     (7)
               ------- ----------- -------- --------- --------- ------
End of Quarter  1,625       1,205    4,258     7,088        43  7,131
               ======= =========== ======== ========= ========= ======
% of Total         23%         17%      59%       99%        1%   100%

Long John
 Silver's
International
Beginning of
 Year               -           -       28        28         -     28
 New Builds         -           -        1         1         1      2
 Acquisitions       -           -        -         -         -      -
 Refranchising
  & Licensing       -           -        -         -         -      -
 Closures &
  Divestitures      -           -       (1)       (1)        -     (1)
   Other            -           -        -         -         -      -
               ------- ----------- -------- --------- --------- ------
End of Quarter      -           -       28        28         1     29
               ======= =========== ======== ========= ========= ======
% of Total          -           -       97%       97%        3%   100%

A&W International
Beginning of Year   -           -      182       182         -    182
 New Builds         -           -       21        21         1     22
 Acquisitions       -           -        -         -         -      -
 Refranchising
  & Licensing       -           -        -         -         -      -
 Closures &
  Divestitures      -           -      (31)      (31)        -    (31)
   Other            -           -        -         -         -      -
               ------- ----------- -------- --------- --------- ------
End of Quarter      -           -      172       172         1    173
               ======= =========== ======== ========= ========= ======
% of Total          -           -       99%       99%        1%   100%


                           YUM! Brands, Inc.
                   Systemwide Multibrand Restaurants
             For the Year to Date Ended September 6, 2003

                                            United States
                              ----------------------------------------
                                              Multibrand Restaurants
                                              in Operation at 9/6/03
                                              ------------------------
                              Gross Additions
                               Year to Date
                                  9/6/03      Company Franchise Total
                              --------------- ------- --------- ------
KFC
   Taco Bell                              28     188       475    663
   Pizza Hut                               7     115        42    157
   A&W                                    66     101       126    227
   Taco Bell/Pizza Hut 3 n 1               2      21        25     46
   Long John Silver's                     23      19        16     35
   Wing Works                              2      26         -     26
                              --------------- ------- --------- ------
                                         128     470       684  1,154
Taco Bell
   Pizza Hut                              14     313       279    592
   Long John Silver's                     18      19         6     25
   Backyard Burgers                        5       8         -      8
   A&W                                     2       2         -      2
                              --------------- ------- --------- ------
                                          39     342       285    627
Pizza Hut
   KFC                                     -       -         1      1
   Taco Bell                               1       -         6      6
   Wing Works                              2       3         -      3
   Pasta Bravo                             2       2         1      3
   Wing Streets                           29      29         -     29
                              --------------- ------- --------- ------
                                          34      34         8     42
Long John Silver's
   A&W                                    33     110        85    195
                              --------------- ------- --------- ------

Total                                    234     956     1,062  2,018
                              =============== ======= ========= ======

Multibrand conversions increase the sales and points of distribution for the second brand added to a restaurant but do not result in an additional unit count. Though no additional unit counts are realized, these conversions drive increases in same-store sales and result in upgraded, new-image restaurants. Similarly, a new multibrand restaurant, while increasing sales and points of distribution for two brands, results in just one additional unit count.


                           YUM! Brands, Inc.
                   Systemwide Multibrand Restaurants
             For the Year to Date Ended September 6, 2003

                                           International
                              ----------------------------------------
                                               Multibrand Restaurants
                                               in Operation at 9/6/03
                                               -----------------------
                              Gross Additions
                                Year to Date
                                   9/6/03      Company Franchise Total
                              ---------------- ------- --------- -----
KFC
   Taco Bell                                6      10        46    56
   Pizza Hut                               10      20        67    87
   A&W                                      3       3         -     3
   Taco Bell/Pizza Hut 3 n 1                -       2         4     6
   Long John Silver's                       -       -         -     -
   Wing Works                               -       -         -     -
                              ---------------- ------- --------- -----
                                           19      35       117   152
Taco Bell
   Pizza Hut                               12      11        22    33
   Long John Silver's                       -       -         1     1
   Backyard Burgers                         -       -         -     -
                              ---------------- ------- --------- -----
                                           12      11        23    34

Pizza Hut
   KFC                                      -       -         -     -
   Taco Bell                                -       -         -     -
   Wing Works                               -       -         -     -
   Pasta Bravo                              -       -         -     -
                              ---------------- ------- --------- -----
                                            -       -         -     -
Long John Silver's
   A&W                                      -       -         1     1
                              ---------------- ------- --------- -----

Total                                      31      46       141   187
                              ================ ======= ========= =====

                           YUM! Brands, Inc.
                   Systemwide Multibrand Restaurants
             For the Year to Date Ended September 6, 2003

                                             Worldwide
                              ----------------------------------------
                                              Multibrand Restaurants
                                              in Operation at 9/6/03
                                              ------------------------
                              Gross Additions
                               Year to Date
                                  9/6/03      Company Franchise Total
                              --------------- ------- --------- ------
KFC
   Taco Bell                              34     198       521    719
   Pizza Hut                              17     135       109    244
   A&W                                    69     104       126    230
   Taco Bell/Pizza Hut 3 n 1               2      23        29     52
   Long John Silver's                     23      19        16     35
   Wing Works                              2      26         -     26
                              --------------- ------- --------- ------
                                         147     505       801  1,306
Taco Bell
   Pizza Hut                              26     324       301    625
   Long John Silver's                     18      19         7     26
   Backyard Burgers                        5       8         -      8
   A&W                                     2       2         -      2
                              --------------- ------- --------- ------
                                          51     353       308    661
Pizza Hut
   KFC                                     -       -         1      1
   Taco Bell                               1       -         6      6
   Wing Works                              2       3         -      3
   Pasta Bravo                             2       2         1      3
   Wing Streets                           29      29         -     29
                              --------------- ------- --------- ------
                                          34      34         8     42
Long John Silver's
   A&W                                    33     110        86    196
                              --------------- ------- --------- ------

Total                                    265   1,002     1,203  2,205
                              =============== ======= ========= ======

    CONTACT: Yum! Brands, Inc., Louisville
             Analysts:
             Tim Jerzyk, 888-298-6986
             Vice President Investor Relations
             or
             Individual shareholders:
             Lynn Schweinfurth, 888-298-6986
             Director Investor Relations
             or
             Media:
             Amy Sherwood, 502-874-8200
             Vice President Public Relations